Exhibit 99.1

SANUWAVE Health Appoints Industry Veteran Andrew Walko as President

SANUWAVE Health, Inc.
July 31, 2023

Walko brings 17 years of Manufacturing, Production, Operations, and Logistics Experience, most recently as President of Biomerics, where he led a 170-person contract manufacturing organization

EDEN PRAIRIE, MN, July 31, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire – SANUWAVE Health, Inc. (the "Company" or "SANUWAVE”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, is pleased to announce the hiring of Andrew Walko as its new President.  Walko brings deep experience in contract manufacturing, supply chain management, medical device production, and logistics from his previous roles at Biomerics, Minnetronix Medical, and Integer Holdings.  Prior to this, he served as operations and logistics manager for U.S. Army operations/special ops both at home and overseas.  He earned his MBA from the University of Minnesota.

“We are pleased to welcome Andrew to SANUWAVE at this pivotal time in our growth plans,” said CEO Morgan Frank.  “His experience, energy, and attitude are going to be a strong addition to our team and provide us with the skills and talent we need to take the next steps forward in expanding our manufacturing capabilities and becoming a leader in the wound care space.”

“I can’t be more thrilled to join SANUWAVE at this exciting time in its journey. We have a great opportunity in front of us to deliver critical therapy to patients and provide them with the best products and care available.” said Walko.  “I look forward to contributing to the future growth of this important technology.”

Andrew begins work at SANUWAVE on July 31, 2023.

About SANUWAVE

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com